Exhibit 10.5

Summary of Audit Committee Chairman Compensation
(Effective January 1, 2006)

The Audit Committee Chairperson of Fieldstone Investment Corporation is paid the following fees:

Annual retainer	$40,000
Annual retainer for Audit Committee Chairman	$10,000
Fee for each board and committee meeting attended in person	$2,500 ($5,000 per meeting for the Chairman of the Board or of the Committee)
Fee for each board and committee meeting attended telephonically	$1,250 ($2,500 per meeting for the Chairman of the Board or of the Committee)

Non-employee directors are reimbursed for their reasonable travel expenses incurred in connection with their attendance at board meetings.